CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement File Nos. 333-200268/811-03365 on Form N-4 of our report dated March 30, 2022, relating to the financial statements comprising each of the Sub-Accounts of Brighthouse Separate Account A, and our report dated March 2, 2022, relating to the financial statements of Brighthouse Life Insurance Company, both appearing in form N-VPFS of Brighthouse Separate Account A for the year ended December 31, 2021. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
April 14, 2022